Execution Version

Amendment to Subadvisory Agreement

for AST HOTCHKIS & WILEY LARGE-CAP VALUE PORTFOLIO OF

ADVANCED SERIES TRUST

AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.), PGIM Investments LLC (formerly Prudential Investments LLC) (collectively, the “Manager”) and Hotchkis and Wiley Capital Management LLC (the “Subadviser”) hereby agree to amend the Subadvisory Agreement, dated as of April 20, 2004, by and among the Manager and the Subadviser, pursuant to which the Subadviser has been retained to provide investment advisory services to the AST Hotchkis & Wiley Large-Cap Value Portfolio, as follows;

1.	Schedule A is hereby deleted and replaced with the attached Schedule A.

     IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC, and Hotchkis and Wiley Capital Management LLC have duly executed this Amendment as of the effective date of this Amendment.

AST Investment Services, Inc.

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: President

PGIM INVESTMENTS LLC

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: Senior Vice President

HOTCHKIS AND WILEY CAPITAL MANAGEMENT LLC

By: /s/ Anna Marie Lopez

Name: Anna Marie Lopez

Title: Chief Operating Officer

Effective Date as Revised: February 1, 2019

SCHEDULE A

Advanced Series Trust

AST Hotchkis & Wiley Large-Cap Value Portfolio

As compensation for services provided by Hotchkis & Wiley Capital Management LLC (“H&W”), AST Investment Services, Inc. and PGIM Investments LLC, as applicable, will pay H&W an advisory fee on the net assets managed by H&W that is equal, on an annualized basis, to the following:

Portfolio	Subadvisory Fee*
AST Hotchkis & Wiley Large-Cap Value Portfolio	0.30% of average daily net assets to $1.5 billion 0.25% of average daily net assets over $1.5 billion

*In the event H&W invests Portfolio assets in other pooled investment vehicles it manages or subadvises, H&W will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to H&W with respect to the Portfolio assets invested in such acquired fund. Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Effective Date as Revised: February 1, 2019